Exhibit 99.1

RAVE Restaurant Group, Inc. Reports Fourth Quarter and Fiscal Year 2016 Financial Results

New Market Development and Unit Growth for Pie Five Pizza Co.

DALLAS, Sept. 23, 2016 /PRNewswire/ -- RAVE Restaurant Group, Inc. (NASDAQ:RAVE) today reported financial results for the fourth quarter and fiscal year ended 2016 ended June 26, 2016.

Fourth Quarter Highlights:

  Total consolidated revenue increased 13.3% to $15.7 million compared to $13.9 million in the fourth quarter of fiscal 2015.
  Pie Five comparable store retail sales decreased 12.0% from the same period of the prior year.
  Pie Five system-wide total retail sales increased 59.2%, and average weekly sales decreased 14.5%, year over year.
  Pizza Inn domestic comparable store retail sales increased 0.3% from the same period of the prior year, while total domestic retail sales decreased by 5.1%.
  Net loss of $2.3 million was $1.7 million greater than the same quarter of the prior year primarily due to $0.9 million in impairment expense and reduced income from Company-owned restaurants.
  Adjusted EBITDA fell by $0.6 million over the same quarter of the prior year to a negative $0.4 million.

Annual Highlights:

  Total consolidated revenue increased 26.2% to $60.8 million compared to fiscal 2015.
  Pie Five comparable store retail sales decreased 5.1% from the prior year.
  Pie Five system-wide total retail sales increased 110%, and average weekly sales decreased 10.0%, year over year.
  Pizza Inn domestic comparable store retail sales decreased 1.0% from the prior year, while total domestic retail sales decreased by 4.6%.
  Net loss of $8.9 million was $7.0 million greater than prior year primarily due to $1.7 million of impairment charges, a $4.9 million valuation allowance against deferred tax assets, and reduced income from Company-owned restaurants.
  Adjusted EBITDA decreased by $0.9 million over prior year to negative $0.3 million.
  Net addition of 34 Pie Five restaurants opened during the year bringing the total Pie Five restaurants open at the end of the fiscal year to 88.
  Pie Five signed ten new development agreements with commitments to build up to 171 restaurants in 12 states.

RAVE Restaurant Group, Inc. (NASDAQ:RAVE) today announced results for its fourth quarter and fiscal year ended June 26, 2016. The Company's net loss of $2.3 million in the fourth quarter was $1.7 million greater than the comparable period in the prior fiscal year primarily due to impairment expenses and reduced income from Company-owned restaurants. Similarly, net loss of $8.9 million for fiscal 2016 was $7.0 million greater than prior year primarily due to $1.7 million of impairment charges, a $4.9 million valuation allowance against deferred tax assets, and reduced income from Company-owned restaurants. Adjusted EBITDA for the year fell by $0.9 million to negative $0.3 million.

"Sales trends in the fourth quarter were very challenging for the Pie Five system, as was the case in much of the fast casual segment," said Clinton Coleman, Interim Chief Executive Officer for Rave Restaurant Group, Inc. "Comparable store sales in our Dallas-Fort Worth market declined following two years of strongly positive trends, and the newer restaurants that recently entered the comparable store base also experienced a decline in sales compared to their initial year. While we have been disappointed by the sales volume sustained after the initial opening months by our recently opened Company-owned Pie Five restaurants outside of the DFW market, we continue to be pleased with the growth of the Pie Five franchise system and the average initial sales achieved by the new franchised restaurants."

"We recently added several experienced leaders to the Rave management team and we are fully engaged in addressing these trends at Pie Five," said Coleman. "Specifically, we are focusing on initiatives to consistently drive and sustain a higher level of store traffic. We also improved the management of the Company-owned restaurants outside of the DFW market so that those restaurants can recapture sales volume experienced during their initial opening months. Meanwhile, I am pleased with the recent stability of the Pizza Inn system and its renewed growth potential."

Fourth Quarter Fiscal 2016 Operating Results

Total revenues for the fourth quarter of fiscal 2016 and the comparable prior year quarter were $15.7 million and $13.9 million, respectively, an increase of 13.3% year over year. Additional franchise development fees previously received from Pie Five franchisees have been deferred and will be recognized as future restaurants are opened. Pizza Inn domestic comparable store retail sales increased 0.3% from the same period in the prior year.

For Pie Five, system-wide retail sales increased 59.2% for the fourth quarter of fiscal 2016 when compared to the same period in the prior year driven by an 87.9% increase in average units open and a 14.5% decrease in the system-wide average weekly sales. The decrease in average weekly sales was due to both weaker sales in newer markets and challenging economic conditions in the restaurant industry. Comparable store retail sales decreased by 12.0% for the most recent fiscal quarter compared to the same period in the prior year.

Fiscal Year 2016 Operating Results

Total revenues for the fiscal year 2016 and the comparable prior year were $60.8 million and $48.2 million, respectively, an increase of 26.2% year over year. Additional franchise development fees previously received from Pie Five franchisees have been deferred and will be recognized as future restaurants are opened. Pizza Inn domestic comparable store retail sales decreased 1.0% from the prior year.

For Pie Five, system-wide retail sales increased 110% for fiscal 2016 when compared to the prior year, driven by a 138% increase in average units open and a 10.0% decrease in the system-wide average weekly sales. The decrease in average weekly sales was due to weaker sales in comparable restaurants and lower than average sales levels of newer Company-owned restaurants. Comparable store retail sales decreased by 5.1% compared to the prior year.

"In the current first fiscal quarter, the Pie Five system has continued to experience difficult sales trends," said Coleman. "Many of the newer restaurants that enter the comparable store base continue to experience a decline in sales from their initial year, particularly in the case of those stores that opened with very high sales volumes. The Pizza Inn system's sales trends have been flat in the current quarter."

Development Review

In the fourth quarter of fiscal 2016, three new Pie Five franchise restaurants were opened, bringing the fiscal year-end total unit count to 88 Pie Five restaurants in 22 states. So far in the current first fiscal quarter franchisees have opened six new restaurants and the Company signed two new franchise development agreements in Louisiana and Nevada for up to 16 additional Pie Five restaurants. The Company currently has Pie Five franchise restaurant development commitments for up to an additional 347 restaurants.

"The Pie Five system continues to grow across the country with a strong pipeline of restaurant openings scheduled for the next several quarters," said Coleman.

Pizza Inn franchisees opened four new restaurants during the year while closing 21 restaurants domestically and 11 internationally, ending the fiscal year at 222 total Pizza Inn Company-owned and franchised restaurants worldwide.

Non-GAAP Financial Measures

The Company uses certain non-GAAP financial measures in evaluating operating performance. These non-GAAP financial measures should not be viewed as an alternative or substitute for its financial statements prepared in accordance with generally accepted accounting principles. Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, stock compensation expense, pre-opening expense, costs related to impairment, non-operating store costs and discontinued operations. A reconciliation of Adjusted EBITDA to net income is included with the accompanying financial statements.

Note Regarding Forward Looking Statements

Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions. Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of RAVE Restaurant Group, Inc. Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate. In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of RAVE Restaurant Group, Inc. will be achieved.

About RAVE Restaurant Group, Inc.

Founded in 1958, Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] owns, operates and franchises more than 300 Pie Five Pizza Co. and Pizza Inn restaurants domestically and internationally. Pie Five Pizza Co. is a leader in the rapidly growing fast-casual pizza space offering made to order pizzas made in under five minutes. Pizza Inn is an international chain featuring freshly made pizzas, along with salads, pastas, and desserts. The Company's common stock is listed on the Nasdaq Capital Market under the symbol "RAVE". For more information, please visit www.raverg.com.

Contact:
Investor Relations
RAVE Restaurant Group, Inc.
469-384-5000

RAVE RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)

	Fiscal Year Ended		Three Months Ended
	June 26,	June 28,	June 26,	June 28,
	2016	2015	2016	2015

REVENUES:	$ 60,811	$ 48,199	$ 15,702	$ 13,860

COSTS AND EXPENSES:
Cost of sales	53,303	41,307	14,044	11,982
General and administrative expenses	7,247	4,792	2,099	1,316
Franchise expenses	3,636	3,154	904	840
Pre-opening expenses	883	721	32	354
Impairment of long-lived assets and other lease charges	1,698	300	853	-
Bad debt	101	153	(50)	25
Interest expense	4	113	-	1
	66,872	50,540	17,882	14,518

LOSS FROM CONTINUING
OPERATIONS BEFORE TAXES	(6,061)	(2,341)	(2,180)	(658)

Income tax expense (benefit)	2,713	(670)	76	(112)

LOSS FROM
CONTINUING OPERATIONS	(8,774)	(1,671)	(2,256)	(546)

Loss from discontinued operations, net of taxes	(112)	(168)	(13)	(58)

NET LOSS	$ (8,886)	$ (1,839)	$ (2,269)	$ (604)

LOSS PER SHARE OF COMMON
STOCK - BASIC:
Loss from continuing operations	$ (0.85)	$ (0.17)	$ (0.22)	$ (0.05)
Loss from discontinued operations	$ (0.01)	$ (0.02)	$ -	$ (0.01)
Net loss	$ (0.86)	$ (0.19)	$ (0.22)	$ (0.06)

LOSS PER SHARE OF COMMON
STOCK - DILUTED:
Loss from continuing operations	$ (0.82)	$ (0.16)	$ (0.21)	$ (0.05)
Loss from discontinued operations	$ (0.01)	$ (0.02)	$ -	$ (0.01)
Net loss	$ (0.83)	$ (0.18)	$ (0.21)	$ (0.06)

Weighted average common
shares outstanding - basic	10,317	9,744	10,331	10,315

Weighted average common
shares outstanding - diluted	10,749	10,306	10,622	10,957

RAVE RESTAURANT GROUP, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	June 26,	June 28,
ASSETS	2016	2015

CURRENT ASSETS
Cash and cash equivalents	$1,104	$5,958
Accounts receivable, less allowance for doubtful accounts of $198 and $193, respectively
	2,974	3,437
Notes receivable	167	24
Inventories	197	180
Income tax receivable	-	492
Deferred income tax assets	-	729
Prepaid expenses and other	430	872
Total current assets	4,872	11,692

LONG-TERM ASSETS
Property, plant and equipment, net	12,979	10,020
Long-term notes receivable	382	119
Long-term deferred tax asset	-	1,864
Deposits and other	272	276
Total assets	$18,505	$23,971
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$3,815	$2,875
Accrued expenses	1,220	1,267
Deferred rent	160	155
Deferred revenues	304	374
Total current liabilities	5,499	4,671

LONG-TERM LIABILITIES
Deferred rent, net of current portion	2,378	893
Deferred revenues, net of current portion	1,195	1,166
Deferred gain on sale of property	-	9
Other long-term liabilities	30	22
Total liabilities	9,102	6,761

COMMITMENTS AND CONTINGENCIES (See Notes F and J)

SHAREHOLDERS' EQUITY
Common stock, $.01 par value; authorized 26,000,000
shares; issued 17,460,951 and 17,374,735 shares, respectively;
outstanding 10,341,551 and 10,255,335 shares, respectively	175	174
Additional paid-in capital	25,778	24,700
Retained earnings	8,086	16,972
Treasury stock at cost
7,119,400 shares	(24,636)	(24,636)
Total shareholders' equity	9,403	17,210
Total liabilities and shareholders' equity	$18,505	$23,971

RAVE RESTAURANT GROUP, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Fiscal Year Ended		Three Months Ended
	June 26,	June 28,	June 26,	June 28,
	2016	2015	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$ (8,886)	$ (1,839)	$ (2,269)	$ (604)
Adjustments to reconcile net loss to cash provided by operating activities:

Impairment of fixed assets and other assets	1,698	300	853	-
Stock compensation expense	213	128	78	45
Deferred income taxes	2,593	(703)	-	(49)
Depreciation and amortization	2,722	1,617	767	464
Loss on the sale of assets	432	49	431	49
Provision for bad debt	101	153	(50)	25
Changes in operating assets and liabilities:			-
Notes and accounts receivable	(44)	(240)	(886)	192
Inventories	(17)	1,523	43	(47)
Income tax receivable	492	(107)	492	(108)
Prepaid expenses and other	419	(705)	59	(84)
Deferred revenue	195	545	292	130
Accounts payable - trade	940	852	(301)	(995)
Accrued expenses	1,088	404	294	322
Cash provided by operating activities	1,946	1,977	(197)	(660)

CASH FLOWS FROM INVESTING ACTIVITIES:

Proceeds from sale of assets	444	-	430	-
Capital expenditures	(8,110)	(6,727)	(486)	(2,910)
Cash used for investing activities	(7,666)	(6,727)	(56)	(2,910)

CASH FLOWS FROM FINANCING ACTIVITIES:

Repayments of bank debt	-	(767)	-	-
Proceeds from sale of stock	764	8,253	(4)	-
Proceeds from exercise of stock options	102	426	95	936

Cash provided by financing activities	866	7,912	91	936

Net increase in cash and cash equivalents	(4,854)	3,162	(162)	(2,634)
Cash and cash equivalents, beginning of year	5,958	2,796	1,266	8,592
Cash and cash equivalents, end of year	$ 1,104	$ 5,958	$ 1,104	$ 5,958

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAID FOR:

Interest	$ 4	$ 113	$ 3	$ 112
Income taxes	$ -	$ 19	$ -	$ 19

RAVE RESTAURANT GROUP, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands)

The Company provided detailed explanation of this non-GAAP financial measure, including a discussion of the usefulness and purpose of the measure, in its Form 10-K filed with the Securities and Exchange Commission on September 22, 2016.

	Fiscal Year Ended		Three Months Ended
	June 26,	June 28,	June 26,	June 28,
	2016	2015	2016	2015
Net loss	$ (8,886)	$ (1,839)	$ (2,269)	$ (604)
Interest expense	4	113	-	1
Income taxes	2,713	(670)	76	(117)
Income taxes--discontinued operations	(58)	(86)	(27)	(26)
Depreciation and amortization	2,722	1,617	767	464
EBITDA	$ (3,505)	$ (865)	$ (1,453)	$ (282)
Stock compensation expense	213	128	78	45
Pre-opening costs	883	721	32	354
Impairment charges, non-operating store costs and discontinued operations	2,121	586	963	108
Adjusted EBITDA	$ (288)	$ 570	$ (380)	$ 225

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